EMS TECHNOLOGIES, INC.


           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON APRIL 28, 2000


     Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the 'Company') will be held at 4:00 p.m. local Atlanta time on April 28, 2000 at the Atlanta Marriott
Norcross, 475 Technology Parkway, N.W., Norcross, Georgia, for the following purposes:

     1. To elect six members of the Board of Directors to serve during the ensuing year;

     2.  To consider an amendment to the Company's 1997 Stock
Incentive Plan to increase the number of shares available thereunder; and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of common stock of the Company at the close of business on March 10, 2000, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                       By Order of the Board of Directors,

                         WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 24, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF
SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED
FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  IT IS
IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.   IF YOU DO ATTEND THE
MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY
WITHDRAW YOUR PROXY.



                     EMS TECHNOLOGIES, INC.
                      660 Engineering Drive,
         Technology Park/Atlanta, Norcross, Georgia 30092

                         PROXY STATEMENT

              FOR THE ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON APRIL 28, 2000

                       GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the 'Company') of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on April 28, 2000, at the Atlanta Marriott Norcross, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately March 30, 2000.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting of Shareholders:

     1. The election of six members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified;

     2.  To consider an amendment to the Company's 1997 Stock
Incentive Plan to increase the number of shares available thereunder; and

     3. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the six nominees for election to the Board of Directors, and for approval of the proposed amendment to the 1997 Stock Incentive Plan. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company's Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 10, 2000, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 10, 2000, there were 8,751,581 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

Shareholder Proposals for the 2001 Annual Meeting

     Any proposals by shareholders intended to be included in the proxy materials for the 2001 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 4, 2000.

     In addition, for any proposal or nomination that a shareholder wishes to present at the Meeting but is not seeking to have included in the Company's proxy materials, notice as required by the Company's Bylaws (including the information specified in the Bylaws), must be received by the Secretary no later than March 1, 2001; if such notice is not timely received, the matter or nomination will not be considered at the 2001 Annual Meeting.


ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at six. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the six persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

     Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

     The following table lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during the past five years, and the year each was first elected as a director. All nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.



                                                        Year First
Name and Principal Occupations                             Elected
  for the Last Five Years                       Age       Director
  -----------------------                       ---       --------
Alfred G. Hansen                                 66           1999
  Beginning in January 2000, President
  and Chief Operating Officer of the
  Company. From 1998 through 1999,
  Mr. Hansen was President of A.G.
  Hansen Associates, Inc., Marietta,
  Georgia, an aerospace marketing and
  manufacturing consultant.  From 1995
  to 1998, Mr. Hansen served as Executive
  Vice President of Lockheed Martin
  Aeronautical Systems, with broad
  operational responsibilities for
  its aerospace business, and as a Vice
  President of its parent company, Lockheed
  Martin Corporation.  Mr. Hansen retired
  from the U.S. Air Force in 1989 as a
  four-star general, serving in his last
  assignment as Commander of the Air Force
  Logistics Command.

Jerry H. Lassiter                                69           1978
  Private investor organizing and managing
  Interests in finance and real estate.

John B. Mowell                                   65           1984
  President, Mowell Financial Group, Inc.,
  Tallahassee, Florida, an investment
  counseling firm.

Don T. Scartz                                    57           1995
  Senior Vice President and Chief
  Financial Officer, Treasurer of the Company.

Thomas E. Sharon, Ph.D.                          54           1984
  Chairman (since 1998), Chief Executive
  Officer (since 1994) and President
  (until 2000) of the Company

Norman E. Thagard, M.D.                          56           1998
  Since 1996, Professor, Bernard F.
  Sliger Eminent Scholar Chair, Florida
  State University, Director of College
  Relations, College of Engineering, Florida
  A&M University - Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four
  Shuttle missions and one mission
  aboard the Russian Mir Space Station,
  for a total of 140 days in space.

Committees and Meetings of the Board of Directors

     The Board of Directors has designated a Compensation Committee, which during the past year comprised Messrs. Lassiter and Mowell and, during the portion of the year prior to his death, Elvie L. Smith. This committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, administers the Company's stock option plans with respect to the participation of employees who are officers and directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met three times during the last fiscal year. The Board has also designated an Audit Committee composed during the past year of Mr. Lassiter and, during a portion of the year, Mr. Smith; the principal functions of this committee are to meet with the Company's independent auditors, to review the Company's consolidated fiscal year financial statements, to review the independence, qualifications and activities of the independent auditors, and to recommend to the Board of Directors the appointment of the independent auditors. This Committee met twice during 1999, and Mr. Lassiter also consulted on various occasions during the year with members of the accounting staff and the independent auditors. During 1999, the Stock Incentive Plan Committee of the Board consisted of Dr. Sharon and Messrs. Mowell and Scartz; this committee, which met three times during the last fiscal year, is generally responsible for administering the Company's stock option plans with respect to the participation of employees who are not officers or directors. The Board does not maintain a standing nominating committee, but has recently formed an Executive Committee consisting of Messrs. Mowell and Hansen, and Dr. Sharon; the duties of this committee include that of serving as a nominating committee. Shareholders who wish to recommend Board nominees for consideration by the Executive Committee may do so by letter to the attention of the Secretary, at the Company's principal executive office.

     During the last fiscal year, there were eight meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

Compensation and Other Arrangements with Directors

     Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $4,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting, or $1,000 if participation requires substantially a full day's commitment. Travel expenses are paid to out-of-town directors.

     The Company grants to its non-employee directors options to acquire shares of its common stock. The option grants cover an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and subsequent grants of 3,000 shares per year, beginning in the sixth year of participation. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

SECURITY OWNERSHIP

     The following table sets forth certain information concerning shares of the Company's common stock beneficially owned as of March 10, 2000 by the Company's directors and named officers, and as of December 31, 1999, by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

                                  Amount of            Approximate
           Name              Beneficial Ownership Percent of Class
           ----              -------------------  ----------------
Kopp Investment Advisors, Inc.      900,522 (1)           10.3%
     6500 Wedgewood Road
     Maple Grove, MN  55311

Dimensional Fund Advisors, Inc.     742,124 (2)            8.5%
     1299 Ocean Avenue
     Santa Monica, CA  90401

Wellington Management Company LLP   627,900                7.2%
     75 State Street
     Boston, MA  02109

Brinson Partners, Inc.              617,360 (3)            7.1%
     209 South LaSalle
     Chicago, IL  60604-1295

Alfred G. Hansen                     17,000 (4)            *
Jerry H. Lassiter                    22,337 (4)            *
John B. Mowell                       45,425 (4)            *
Don T. Scartz                        56,432 (4)            *
Thomas E. Sharon                    155,286 (4)           1.7%
Norman E. Thagard                     9,000 (4)            *
John J. Farrell                      53,683 (4)            *
William S. Jacobs                    37,371 (4)            *
Gerald S. Bush                          -   (4)            *
All directors and executive officers
  as a group (13 persons)           425,568               4.8%
----------------------------------
* Percentage of shares beneficially owned does not exceed 1%

     (1) Kopp Investment Advisors, Inc. has advised that, as to 625,522 shares, it exercises investment discretion, but does not vote the shares nor is it the owner of record.

     (2) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are owned by investment companies advised by Dimensional and investment vehicles managed by Dimensional. Dimensional disclaims beneficial ownership of all such shares.

     (3) Brinson Partners, Inc. disclaims beneficial ownership of such shares.

     (4) Includes shares that are subject to currently exercisable options in the amounts of 15,000 for Mr. Hansen, 18,000 for Mr. Lassiter, 35,925 for Mr. Mowell, 24,000 for Mr. Scartz, 87,000 for Dr. Sharon, 8,000 for Dr. Thagard, 34,500 for Mr. Farrell, 10,000 for Mr. Jacobs, and 259,675 for all directors and officers as a group. For Mr. Mowell and Mr. Jacobs, these totals also include 6,000 and 8,900 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.



                          EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses, for the years ended December 31, 1999, 1998 and 1997, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the other four most highly compensated executive officers.

                                  Summary Compensation Table

                                                   Long-Term Compensation       All Other,
                                                 Annual Compensation Awards   Compensation(1)
                                                ---------------------------------------    --------------------
                                                                  Securities
Name and Principal                                                Underlying
Position                                           Restricted   Options/SAR's
During Period        Year  Salary    Bonus  Other(2)  Stock     (No. Of Shares)
-------------        ----  ------    -----  -----  ----------  ---------------

Thomas E. Sharon     1999  $323,846  $ -    $ -     $  -          30,000         $ 23,539
  President, Chief   1998   294,238    -      -        -          50,000           23,777
  Executive Officer  1997   273,863  100,000  -        -          15,000           22,856
  Chairman

Don T. Scartz        1999   195,830    -      -        -          15,000           30,689
  SR Vice President  1998   179,619    -      -        -          22,000           28,972
  Chief Financial    1997   169,634   55,000  -        -           8,000           29,571
  Officer, Treasurer

John J. Farrell      1999    234,200   -      -        -          18,000           22,860
  SR Vice President  1998    214,240  15,000  -        -          30,000           22,833
  And                1997    194,539  50,000  -        -           8,000           22,977
  President-Wireless
  Products Group


William S. Jacobs    1999    169,558   -      -        -           8,000           30,112
  Vice President     1998    157,710  10,000  -        -           7,000           30,033
  General Counsel    1997    149,856  30,000  -        -           5,000           28,368
  and Secretary

Gerald S. Bush(3)     1999    134,289  41,200  -        -          13,000              -
  President-Space and
  Technology Group

Footnotes to Summary Compensation Table:

(1) For 1999, includes, in the case of Dr. Sharon, $2,500 in matching contributions under the 401(k) plan, $6,296 in benefits associated with split-dollar life insurance arrangements, and $14,743 under the defined contribution retirement plan; in the case of Mr. Scartz, $3,472 in matching contributions under the 401(k) plan and Employee Stock Purchase Plan, $7,884 under split-dollar life insurance arrangements, and $19,333 under the defined contribution retirement plan; in the case of Mr. Farrell, $5,428 in matching contributions under the 401(k) and stock purchase plans, $8,303 under split-dollar life insurance arrangements, and $9,129 under the defined contribution retirement plan; in the case of Mr. Jacobs, $4,619 in matching contributions under the 401(k) and stock purchase plans, $10,726 under split-dollar life insurance arrangements, and $14,767 under the defined contribution retirement plan. In each case, the split-dollar life insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3) Mr. Bush commenced employment with the Company upon the Company's acquisition of the Space Systems and Products Division of Spar Aerospace Limited in January, 1999.

Option Exercises During Last Fiscal Year and Year-End Option Values

     The following chart sets forth certain information with respect to the named executives concerning the exercise in 1999 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 1999:



                                       Number of Shares Underlying    Value of Unexercised
                     Year Ended            Unexercised Options      In-the-Money Options at
                  December 31, 1999     Held at December 31, 1999      December 31, 1999
                  -----------------     -------------------------      -----------------
                Shares Acquired  Value
Name             on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----             -----------   -------------------  ------------- ----------- --------------

Thomas E. Sharon   $  -       $   -        67,000      115,000     $198,125    $   -
Don T. Scartz       10,000     103,750     14,000       69,906       45,500      62,650
John J. Farrell       -           -        25,000       57,500         -           -
William S. Jacobs    4,000      32,000      4,000       26,000         -           -
Gerald S. Bush,       -           -          -          13,000         -           -

Option Grants During the Last Fiscal Year

                   Number of    Percentage of
                    Shares      Total Options     Exercise
                  Underlying      Granted to         or
                    Options      Employee in     Base Price    Expiration      Grant Date
Name                Granted      Fiscal 1999     Per Share       Date        Present Value(1)
----                -------      -----------     ---------       ----        -------------
Thomas E. Sharon    30,000          9.6%          $12.63        4/30/05        $233,040
Don T. Scartz       15,000          4.8            12.63        4/30/05         116,520
John J. Farrell     18,000          5.8            12.63        4/30/05         139,824
William S. Jacobs    8,000          2.6            12.63        4/30/05          62,144
Gerald S. Bush      13,000          4.2            12.63        4/30/05         100,984


(1)Based upon the Black-Scholes option pricing model, assuming 0.58 expected volatility, a 6.7% weighted average risk-free rate of return, no dividend yield, and 6 years to exercise.

Employment Agreements

     The Company has an employment agreement with Dr. Sharon for services as an executive officer. As amended during 1998, this agreement expires on December 31, 2000, and specifies a minimum
annual salary of $295,000.   In addition, Dr. Sharon is entitled to
bonuses in amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon three times the greater of
(i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or
(ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.

     During 1998, the Company entered into employment agreements with each of Messrs. Farrell and Scartz. These agreements are substantially identical to that with Dr. Sharon, except that the specified minimum annual salaries are $215,000 and $180,000, respectively.

Other Transactions

     During 1998, the Compensation Committee and Board extended full-recourse loans to Dr. Sharon and Mr. Jacobs (in the amounts of $100,000 each), and to Mr. Farrell (in the amount of $79,400), to be used for open-market purchases of the Company's common stock. The objective of these loans was to enable these officers to increase their personal financial commitments to the Company and to demonstrate their personal confidence in the Company's future. The loans bear interest at 8%, and initially mature at the end of five years or upon earlier termination of employment, with annual payments of interest and a portion of principal.

     During 1999, and in view of the continued decline in the market price of the Company's common stock, the Compensation Committee and Board extended the maturity of the loans by one year, subject to each individual paying the interest accrued during the first year. The purpose of this extension was to avoid imposing a financial obligation that could result in officer sales of the common stock into a weak market. The Compensation Committee and Board also approved an additional $75,000 loan (of which $72,041 has been advanced) to Dr. Sharon, on identical terms, to enable him to meet certain financial commitments without making significant sales of the Company's common stock, under pricing conditions that made margin financing impractical.

     For 1999, interest payments on these loans were made in the amounts of $10,365 by Dr. Sharon, $7,998 by Mr. Jacobs, and $8,109 by Mr. Farrell.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

          The Compensation Committee believes the Company's compensation policies should attract and retain experienced and well-qualified executive officers, and provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on long-term appreciation in the market value of the Company's common stock.

          Base Salary. In determining 1999 base salaries, the Committee reviewed executive salary data for comparably sized companies in similar industries and information provided through the American Electronics Association annual compensation survey, particularly data for companies having revenues similar to those of the Company. In exercising its judgment with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. However, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparable companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

          Annual Incentive Compensation.   Under the Company's
Executive Annual Incentive Compensation Plan, which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. The target bonus is factored, up or down, based on the Company's (or in the case of divisional officers, the Company's and division's) financial performance against predetermined targets, and also based on an individual
performance evaluation prepared by the CEO or COO.   The
Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance.

          The 1999 incentive compensation awards to executive officers, as set forth in the Summary Compensation Table, were determined under the Executive Annual Incentive Compensation Plan, reflecting that during 1999 the Company fell short of its financial performance objectives, and failed to achieve threshold target levels of profitability. As a result, the only cash bonuses were based on divisional financial performance above threshold or target levels.

          Long-Term Incentives -- Stock Options. In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company grants stock options to the CEO and other executive officers. Following its 1997 review of executive compensation practices, the Committee has been seeking to grant options annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee's discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer's base salary. All options would be granted at exercise prices equal to market value on the date of grant, and would require a substantial period of service before they could be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer's level of responsibility and his or her potential to affect shareholder value. The option awards included in the Summary Compensation Table reflect the Committee's approach to annual option grants.

          Compensation of the Chief Executive Officer. For 1999, Dr. Sharon's base salary was increased from $295,000 to $325,000 per year. This increase occurred following review by the Committee of compensation data for other public companies engaged in similar businesses, and for companies included in the American Electronics Association's 1998 executive compensation survey. In each case, the data was analyzed based on company revenues. The Committee also reviewed and considered the Company's progress in its transition away from government contracting and towards a focus on commercial products. The Committee based Dr. Sharon's salary increase on the available comparative data, on the Company's larger size following its acquisition of substantial operations in Montreal, and on the Committee's favorable view of Dr. Sharon's role in the Montreal acquisition and in the Company's continuing efforts to develop commercial markets for its technological capabilities. Following the increase, Dr. Sharon's base salary was at approximately the midpoint for CEO's of similar-sized companies included in the AEA survey.

          Dr. Sharon did not receive bonus compensation for 1999, due to the Company's failure to attain the threshold earnings target in effect for that year under the Executive Annual
Incentive Compensation Plan.

          As was the case in 1997 and 1998, for 1999 the Committee concluded that a grant of stock options, having a Black-Scholes valuation of approximately 90% of base salary, constituted an appropriate level of long-term incentive compensation for the CEO. The stock options included in the Summary Compensation Table were granted based on this approach.

            Submitted by the members of the Compensation Committee:

                                         John B. Mowell, Chairman
                                         Jerry H. Lassiter
                                         Norman E. Thagard






Shareholder Return

  The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of EMS Technologies, Inc. and each index on December 31, 1994

           Comparison of Five-Year Cumulative Total Return
              EMS Technologies, Inc. Common Stock (ELMG)
       S&P Composite-500 and S&P High Technology Composite Indices


          1994   1995    1996    1997    1998    1999    2000(1)
ELMG       100   90.72  158.76  167.01  115.46   96.91  222.68
S&P 500    100  137.58  169.17  225.60  290.08  351.12  330.93
S&P High   100  144.04  204.35  257.68  445.72  780.60  863.26

(1) Supplemental data as of March 10, 2000.


              AMENDMENT OF THE 1997 STOCK INCENTIVE PLAN

     The Board of Directors is seeking shareholder approval for an amendment to the EMS Technologies, Inc. 1997 Stock Incentive Plan
(the '1997 Plan'). The amendment would increase the number of available shares from 825,000 to 1,250,000.

Background and Description

     The 1997 Plan was adopted by the Board in January 1997, and approved by the shareholders at the 1997 Annual Meeting. It provides for the grant of options to purchase common stock ('Options'), and for the issuance of shares of common stock ('Awards') that are subject to restrictions, including the possibility of forfeiture under certain circumstances. The Plan will expire on January 24, 2007, but Options or awards granted prior to that date will remain in effect according to their terms.

     As originally adopted and thereafter amended in 1999, the Incentive Plan provided for the issuance of up to 825,000 shares of common stock upon exercise of Options or grant of Awards, subject to adjustment upon changes in capitalization. Of these available shares, up to 80,000 may be granted as restricted stock Awards, and no more than 50,000 may be optioned to a single participant during a single calendar year. For the purpose of calculating the shares remaining available for issue under the 1997 Plan, shares that have been optioned or awarded but thereafter forfeited, and shares either withheld or surrendered in payment of the exercise price of Options or of withholding taxes related to an Option or Award, will not be considered as having been optioned or awarded and will be available for future Options or Awards.

     As is discussed in the Report of the Compensation Committee included in this Proxy Statement, the Committee believes that regular annual Option grants, in amounts related to an officer's base salary and level of responsibility, constitute a competitively appropriate and effective method of long-term incentive compensation. The Committee's approach is reflected in the Option grants reported in the Summary Compensation Table for 1997, 1998 and 1999, except that approximately half of the 1998 Options granted to Dr. Sharon and Messrs. Farrell and Scartz were one-time grants based on other considerations. For 2000, the Compensation Committee continued to use this methodology and has granted Options under the Plan for 25,000 shares to Dr. Sharon, 18,000 to Mr. Farrell, 15,000 to Mr. Scartz, 12,000 to Dr. Bush, 8,000 to Mr. Jacobs, and 91,000 to seven executive officers as a group.

     Following the increase in 1999 of shares available under the 1997 Plan, from 400,000 to 825,000 shares, Options for 173,175 shares were granted under the Plan to non-executive personnel, Options were granted to executive officers for both 1999 and 2000 as described above, and 29,000 shares were automatically optioned to non-employee directors upon their election at the 1999 Annual Meeting, under the program described below at Options for Non-Employee Directors. As a result, and after taking into account forfeitures due to employment terminations, as of March 10, 2000, 795,825 shares are subject to outstanding Options under the 1997 Plan, 50,550 of which are currently exercisable by their holders. Because the Board believes the remaining number of shares is insufficient to maintain the annual Option grants to executive officers and non-employee directors, the Board has further amended the 1997 Plan to increase the number of available shares from 825,000 to 1,250,000; however, this amendment is not effective as to the participation of directors or executive officers without further shareholder approval.

     In order to reduce the frequency with which the Company solicits shareholder approval of amendments to increase shares available for executive and director option grants, the Board has established a separate option plan to be used only for grants to non-executive employees. This new plan (the 2000 Stock Incentive
Plan) is substantively identical to the 1997 Plan, except that the number of shares currently authorized is 500,000, and it contains no provisions for option grants to the non-employee directors. So long as grants under the 2000 Plan are restricted to non-executive personnel, it will not require shareholder approval. The Board's intention is that all future grants to non-executives be under the 2000 Plan, and that the 1997 Plan be used only for grants to executive officers and for the automatic grants to non-employee directors.

     The Compensation Committee administers the participation of directors and executive officers under the 1997 Plan. This Committee consists solely of directors who are 'non-employee directors' for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Under this Rule as currently in effect, such directors are those who are not currently officers or employees of the Company or its subsidiaries, and who do not receive compensation for services (except as a director), or otherwise have an interest in business transactions or relationships, requiring proxy statement disclosure. The Committee has the authority to determine the terms of Options and Awards to the extent not inconsistent with requirements of the 1997 Plan, to interpret the Plan, to adopt and amend rules relating to it, and to amend or replace outstanding Options and Awards, subject to grantee approval and Plan requirements. The 1997 Plan provides that Committee members shall not be liable to any person for any actions taken in good faith.

     The Board of Directors has the right at any time to terminate or amend the 1997 Plan, but without the holder's consent no such action may terminate Options already granted or otherwise affect the rights of any holder of an outstanding Option or of shares issued pursuant to an Award. Except with shareholder approval, the Board may not amend the 1997 Plan to materially increase the total number of shares available to directors or executive officers. In addition, the provisions governing automatic grants of Options to non-employee directors, as described below, may not be amended more frequently than once every six months.

     Stock Options. The Company receives no consideration upon the granting of an Option. Options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as discussed below) or as non-qualified stock options. The Committee determines the number of shares, exercise price, term, any conditions on exercise, consequences of any termination of employment, and other terms of each Option. In the case of an Option intended to be an incentive stock option, the term may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term, but the exercise price may not be less than 100% of fair market value on the date of grant. Under applicable accounting rules as currently in effect, no compensation expense is incurred by the Company, either at the time of grant or upon exercise, with respect to an Option granted to an employee at an exercise price equal to or exceeding the fair market value of the common stock on the date of grant.

     The exercise price (together with any applicable taxes) is payable in full upon exercise, and payment may be made in cash, by delivery (or withholding in lieu of delivery) of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The market value per share of the common stock on March 10, 2000, was $27.00, as determined by reference to the closing sales price as reported in the National Market System.

     In the discretion of the Committee, Options under the 1997 Plan may include a 'reload option.' However, none of the options that have been granted under the Plan have included this feature, and the Committee has no current plans to issue reload options in the future. A reload option, if included in the original Option, would be triggered when an optionee paid the exercise price of, or withholding taxes related to, all or a portion of the original Option by delivering or authorizing the withholding of shares of common stock. In that event, the optionee would automatically be granted an additional Option to acquire the same number of shares as had been so delivered or withheld. The reload option would be subject to all of the terms and conditions of the original Option, except that the exercise price per share would be equal to the fair market value of the common stock on the date the original Option was exercised, and except that the Committee could specify additional conditions or contingencies, such as continued employment by the Company or holding of the shares acquired upon exercise of the original Option for a specified period of time.

     Options granted under the 1997 Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution, or pursuant to certain orders which may be issued in connection with a divorce proceeding, or, in the discretion of the Committee, to family members or family trusts or similar estate-planning entities.

     Options for Non-Employee Directors. Each current member of the Board of Directors who is not an employee of the Company or any subsidiary has previously been granted an Option for the purchase of 15,000 shares of common stock. These Options have or will become exercisable as to 3,000 shares on the date six months following the date of grant and as to an additional 3,000 shares on each of the first through fourth anniversaries of such six-month date. Each non-employee director who has served five years from the grant of this Option (and who thus may exercise the Option as to all 15,000 shares) thereafter receives, upon each reelection to a further annual term, a grant of Options for 3,000 shares, each of which becomes exercisable 6 months after the date of grant.

     The Options automatically granted to directors each have an exercise price equal to the fair market value of the common stock on the date of grant. They become immediately exercisable in the event of a third-party tender or exchange offer for the Company's common stock, or if any person becomes the beneficial owner of 50% or more of the outstanding common stock. The exercise price (together with any applicable taxes) may be paid in cash, by shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these Options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these Options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant. No compensation expense is incurred by the Company with respect to the automatic director Options.

     If the Board's nominees are elected at the Annual Meeting, each of Messrs. Lassiter and Mowell will automatically receive an
Option for 3,000 shares.     Dr. Thagard is completing his second
year as a member of the Board, and thus is not yet eligible for the automatic annual grants. The Board believes that additional non-employee directors would be beneficial to the Company, and is seeking to identify appropriate candidates. Upon the election of any such new Board member, he or she would automatically receive an Option for 15,000 shares on the terms described above.

     Awards of Restricted Shares. The recipient of an Award would be issued shares of common stock ('Restricted Shares') in consideration of services performed or to be performed as a condition to the lapse of specified restrictions, but would not make any monetary payment to the Company. The Company believes that Restricted Shares can be a valuable tool in particular circumstances, but the Committee has not awarded Restricted Shares under the 1997 Plan, and does not have either current plans to do so or an intention of doing so on a frequent basis.

     Each Award will be governed by a restriction agreement containing such conditions and restrictions applicable to the Restricted Shares as the Committee may determine. The restrictions may include forfeiture of some or all of the Restricted Shares in certain circumstances, such as termination of employment, and the Committee may require that Restricted Shares be held by the Company or in escrow pending the lapse of restrictions. Until any restrictions have lapsed, the Restricted Shares are not transferable except by the laws of descent and distribution or pursuant to certain orders which may be issued in connection with a divorce proceeding. Unless the Committee determines otherwise, recipients of Restricted Shares will have the right to vote the shares and to receive dividends or distributions made with respect to them.

     An Award of Restricted Shares would result in a compensation expense to the Company in an amount equal to the fair market value of the Restricted Shares (calculated without considering any restrictions imposed in connection with the Award) at the time of the Award. Such expense may be recognized ratably over the period during which the restrictions continue in effect.

Federal Income Tax Consequences

     Non-Qualified Stock Options. Generally, when a non-qualified stock option is exercised, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, provided that the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the Option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of the exercise.

     If the optionee pays all or part of the purchase price by delivering to the Company shares of common stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, provided that the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the Option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

     Incentive Stock Options. There are no federal income tax consequences to an optionee or to the Company on the granting of an incentive stock option. When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income at that time (although the exercise may impact the optionee's alternative minimum tax calculation), and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the Option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding-period requirements. The federal income tax advantage to the holder of incentive stock options who meets the holding-period requirements is a deferral, until the acquired stock is sold, of taxation of any increase in the stock's value from the time of grant of the Option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the optioned stock subsequent to exercise is long or short-term capital gain to the optionee, depending on the optionee's holding period for the stock. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     For the purpose of calculating tax upon disposition where stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the Option is exercised, and such additional shares have a basis equal to the amount, if any, of the price of the optioned stock paid in cash.

     Awards of Restricted Shares. At the time of an Award a recipient may elect to recognize taxable income equal to the fair market value of the Restricted Shares (computed without regard to the adverse effect on market value of any restrictions) on the date of issuance. If such an election is made by the recipient, the Company will be entitled at that time to a deduction equal to the amount of taxable income recognized by the recipient. In the absence of such an election, a recipient of Restricted Shares will not recognize taxable income until the restrictions imposed with respect to the Award lapse. At that time, the recipient will recognize income equal to the fair market value of the Restricted Shares on the date the restrictions lapse and the Company will obtain a corresponding deduction. The amount of income recognized by a recipient of Restricted Shares will constitute the basis of his or her shares for income tax purposes.

     The grantee of an Award is required to provide for the payment of withholding taxes at the time his or her Award results in taxable income. In the discretion of the Committee, an award may provide for a payment of taxes by delivering already-owned shares of common stock, or by authorizing the Company to withhold and cancel a portion of the Restricted Shares, in each case based on the fair market value of the common stock at that time.

Vote Required and Recommendation of the Board

     Shareholder approval of the 1997 Plan amendment is not required by the Company's Articles of Incorporation or Bylaws, or by Georgia law. The amendment is being submitted for shareholder approval pursuant to the requirements of the National Association of Securities Dealers for securities traded on the National Market System, and of Sections 162(m) and 422 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation expense for any one executive officer to $1 million per year, except that compensation under certain shareholder-approved incentive compensation plans is not subject to this limit; the 1997 Plan is structured with respect to option grants to conform with the exception to Section 162(m), if the amendment receives shareholder approval. Section 422 of the Internal Revenue Code requires shareholder approval in order for Options under the 1997 Plan to be treated as incentive stock options. See Federal Income Tax Consequences -- Incentive Stock Options, above.

     The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to approve the 1997 Plan amendment, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Until such time as the amendment is approved by the shareholders, no shares in excess of the previously approved 825,000 shares may be the subject of Options or Awards to directors or executive officers, or of incentive stock options granted to any participant. Otherwise, the grant of further Options or Awards under the 1997 Plan is not subject to shareholder approval.

     The Board of Directors unanimously recommends a vote 'FOR' approval of the amendment to the EMS Technologies, Inc. 1997 Stock Incentive Plan.


        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 1999 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 1999 were filed on a timely basis.


                  INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

                       AVAILABLE INFORMATION

     The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 1999 is
available on the Company's website at www.ems-t.com.   A printed
copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 24, 2000



                           Proxy Card


                      EMS TECHNOLOGIES, INC.

The undersigned hereby appoints Thomas E. Sharon, Alfred G. Hansen and William S. Jacobs, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 28the day of April, 2000, and at all adjournments thereof, as indicated with respect to the following matters:

(1) To vote FOR [ ] or WITHHOLD AUTHORITY to vote for [ ] electing the following six members of the Board of Directors, except as marked to the contrary.

Alfred G. Hansen, Jerry H. Lassiter, John B. Mowell, Don T. Scartz, Thomas E. Sharon, Norman E. Thagard.

INSTRUCTIONS: If he or she so chooses, any shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.

(2) Proposal to approve amendments to the EMS Technologies, Inc. 1997 Stock Incentive Plan that would increase the number of shares available thereunder, as described in the Proxy Statement for the Annual Meeting under the heading 'Amendment of the 1997 Stock Incentive Plan. '

                FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

THE BOARD OF DIRECTORS UNANMIOUSLY RECOMMENDS A VOTE 'FOR' THE
LISTED NOMINEES AND PROPOSAL.

(3) In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournment therof.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS
INDICATED HEREON. IF NO INDICATION IS MADE, IT WILL BE VOTED 'FOR' THE LISTED NOMINEES AND PROPOSAL.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

                       EMS TECHNOLOGIES, INC.

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors and the listed proposal.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To Shareholders:

     Please mark this proxy on the reverse side, date and sign this proxy below, and return it to us promptly in the enclosed envelope, which requires no postage. Please sign exactly as your name appears below and indicate any change of address.


                    Date:                  , 1999
                         ------------------

                    ----------------------- (L.S.)

                    ----------------------- (L.S.)

                    Signature(s) should correspond
                    with name(s) on reverse side.
                    When signing in a fiduciary or
                    Representative capacity, give
                    full title as such.